Exhibit 99.3

Six Flags, Inc.

Convertible Note Exchange Offer and Consent Solicitation Relating to 4.50% Convertible
Notes due 2015 Issued by Six Flags, Inc. (the “SFI Convertible Notes”)

CUSIP: 83001PAJ8

May 6, 2009

To our Clients:

We have enclosed for you an Offering Memorandum and Consent Solicitation Statement, dated May 6, 2009 (the “Offering Memorandum and Consent Solicitation Statement”), from Six Flags, Inc. (the “Six Flags”).  Through the Offering Memorandum and Consent Solicitation Statement and related Letter of Transmittal, Six Flags is offering to exchange (the “Convertible Note Exchange Offer”) your properly tendered and accepted SFI Convertible Notes for shares of common stock (the “Common Stock”) of Six Flags and is requesting your consent (the “Consent Solicitation”) to certain amendments to the indenture pursuant to which the SFI Convertible Notes were issued (the “Indenture”), to eliminate or amend substantially all of the restrictive covenants and modify certain events of default and various other provisions contained in the Indenture (collectively, the “Proposed Amendments”), as further described in the Offering Memorandum and Consent Solicitation Statement.  The Proposed Amendments will not become operative unless and until the Convertible Note Exchange Offer is consummated. The Convertible Note Exchange Offer and Consent Solicitation are subject to satisfaction of certain conditions as specified in the Offering Memorandum and Consent Solicitation Statement. Six Flags reserves the right to terminate, extend or amend the Convertible Note Exchange Offer and the Consent Solicitation with respect to the SFI Convertible Notes if any condition of the Convertible Note Exchange Offer and the Consent Solicitation is not satisfied or waived by Six Flags or otherwise in its sole discretion.

The Convertible Note Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City Time, on June 25, 2009, unless extended. Tendered SFI Convertible Notes may be withdrawn and consents to the Proposed Amendments may be revoked at any time on or prior to June 25, 2009 (the “Expiration Date”).  It is a condition to the Convertible Note Exchange Offer that at least 95% of the outstanding aggregate principal amount of the SFI Convertible Notes are validly tendered for exchange and not revoked by 5:00 p.m., New York City time, on May 28, 2009 and that the holders of such SFI Convertible Notes do not withdraw their SFI Convertible Notes on or prior to the Expiration Date.  SFI Convertible Notes properly tendered and accepted are not revocable after the Expiration Date.  In order to allow sufficient time for processing your instruction prior to the Expiration Date, please return your Noteholder’s Instructions Form as promptly as possible.

You are the beneficial owner of the SFI Convertible Notes.  We are holding your SFI Convertible Notes for you in your account.  Therefore, if you would like to exchange your SFI Convertible Notes, you can only do so by instructing us to submit an instruction to exchange on your behalf.

If you wish to have us exchange your SFI Convertible Notes for Common Stock, please complete and return to us the enclosed Noteholder’s Instructions Form.